EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the quarters ended March 31, 2014, and March 31, 2013
(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 2014	MARCH 2013
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$338	$276
Add: interest portion of rental expense	3	3
Add: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	1	2
Available earnings	$342	$281
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$86	$84
Weyerhaeuser Real Estate Company and other related subsidiaries	4	5
Subtotal	90	89
Less: intercompany interest	(4)	(3)
Total interest expense incurred	86	86
Amortization of debt expense	2	1
Interest portion of rental expense	3	3
Total fixed charges	91	90
Dividends on preference shares (pretax)	11	—
Total fixed charges and preference dividends	$102	$90
Ratio of earnings to fixed charges	3.76	3.12
Ratio of earnings to combined fixed charges and preference dividends	3.35	3.12

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the quarters ended March 31, 2014 and March 31, 2013
(Dollar amounts in millions)

	QUARTER ENDED
	MARCH 2014	MARCH 2013
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$333	$268
Add: interest portion of rental expense	3	3
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	1	1
Deduct: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(12)	—
Available earnings	$325	$272
Fixed charges:
Interest expense incurred	$86	$84
Amortization of debt expense	1	1
Interest portion of rental expense	3	3
Total fixed charges	90	88
Dividends on preference shares (pretax)	11	—
Total fixed charges and preference dividends	$101	$88
Ratio of earnings to fixed charges	3.61	3.09
Ratio of earnings to combined fixed charges and preference dividends	3.22	3.09